SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Advantage Advisers Technology Fund, L.L.C.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

200 Park Avenue
New York, New York 10166

TELEPHONE NUMBER (INCLUDING AREA CODE):  (212) 667-4225

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Advantage Advisers Technology Fund, L.L.C.
c/o A. Tyson Arnedt
Senior Vice President
Oppenheimer Asset Management Inc.
200 Park Avenue
New York, New York 10166

COPIES TO:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  __X__        No ___


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 12th day of December, 2003.


                                      ADVANTAGE ADVISERS TECHNOLOGY FUND, L.L.C.
                                      (Name of Registrant)




                                          By: /s/ A. Tyson Arnedt
                                              ----------------------------------
                                              Name:  A. Tyson Arnedt
                                              Title: Manager